Exhibit 99.1

Investor Relations:
Geoffrey M. Boyd
Chief Financial Officer
612-436-6486

Media Inquiries:
Dan Swanson
Sr. Director, Field Marketing
612-436-6426

For Immediate Release

Eschelon Telecom, Inc. Completes Acquisition of OneEighty Communications

Minneapolis, MN – October 2, 2006: Eschelon Telecom, Inc., (NASDAQ: ESCH) a leading provider of integrated communications services to small and medium sized businesses in the western United States, today announced that it has completed its acquisition of OneEighty Communications, Inc. (OneEighty), a competitive services provider based in Billings, Montana.

OneEighty provides services primarily in Montana and has $7.2 million in annual revenue. Eschelon paid approximately $9.5 million in cash to acquire OneEighty and financed the transaction with cash on hand.  Eschelon expects that through market growth, leveraging its size, and existing investments in infrastructure it can increase annualized EBITDA from $2.0 million (pre-synergies) to $3.5 million (post-synergies) in the next 12-18 months.

About Eschelon Telecom, Inc.

Eschelon Telecom, Inc. is a facilities-based competitive communications services provider of voice and data services and business telephone systems in 25 markets in the western United States. Headquartered in Minneapolis, Minnesota, the company currently employs approximately 1,300 telecommunications/Internet professionals, serves over 60,000 business customers and has in excess of 500,000 access lines in service throughout its markets in Minnesota, Arizona, Utah, Washington, Oregon, Colorado, Nevada, Montana and California.  For more information, please visit our web site at www.eschelon.com

Forward Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Eschelon Telecom’s current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of the company’s history of losses, ability to maintain relationships with RBOCs, substantial indebtedness, intense competition, dependence on key management, changes in government regulations, and other risks that may be described in the company’s filings with the Securities and Exchange Commission.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Eschelon Telecom undertakes no obligation to update or revise the information contained in this announcement, whether as a result of new information, future events or circumstances or otherwise.